Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

July 22, 2008	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS IMPROVEMENT OVER THE

MOST RECENT QUARTER

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH—News) net income for the quarter ended June 30, 2008, as compared to the most recent quarter ending March 31, 2008, improved $681 thousand or 18.6%. Earnings per share, on a diluted basis, increased $.05 to $.32 from $.27, representing an increase of 18.5%. Return on average assets and return on average equity were .74% and 8.10%, respectively. These improvements were largely attributable to lower funding costs, increases in noninterest income and nominal growth in noninterest expenses.

“As we sift through the constant barrage of negative news in the media, I am encouraged by our second quarter results which showed improvement over the first quarter of 2008,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “During the quarter our deposit growth exceeded loan growth, reducing our reliance on higher cost funding sources. This result was achieved through execution of tighter loan underwriting guidelines and an organizationally focused effort targeted at increasing low costs deposits.

Overall, our loan delinquencies are within historical banking norms and have not increased above the levels reported at the end of the first quarter. While we did see an increase in non-performing loans during the second quarter, our non-performers remain at a manageable level and well below the peer median. Overall our credit quality is good.

Our performance, which showed an improvement over the first quarter of 2008, continues to be impacted by factors affecting our local and national economy. It begins with the housing market, which is slow, however based on recent reports from Union Mortgage, we see signs of increased activity. Nonetheless, the slow housing market has a direct correlation to the performance of our builder and developer clients, and it also reaches into affiliated industries, such as the building trades, advertising, and building suppliers.

We have seen an increase in consumer credit losses as a result of the slowing economy and rising food and fuel costs. We are continuing to monitor closely all borrowers associated with the housing market, as well as our total consumer loan portfolio. As a result of continued uncertainty in the economy, we continue to build our reserves for loan losses that reflect our assessment of risk inherent in our loan portfolio.”

For the three months ended June 30, 2008 net income was $4.3 million, down 23.2% from $5.6 million for the same quarter in 2007. Earnings per share, on a diluted basis, decreased $.10, or 23.8%, to $.32 from $.42 for the same quarter a year ago. Return on average equity for the quarter ended June 30, 2008 was 8.10%, while return on average assets for the same period was 0.74%, compared to 11.07% and 1.06%, respectively, for the prior year’s same quarter.

This year to year decline was largely the result of increased provisions for loan losses, the costs associated with the purchase of six bank branches, effective September 7, 2007, the opening of one de novo branch and nonrecurring expenses related to merging affiliate banks. These increases were partially offset by increased profitability in the mortgage segment and growth in service charge income on deposit accounts.

For the six months ended June 30, 2008 net income was $8.0 million down $2.8 million or 26.0% from $10.8 million compared to the same period a year ago. This decline represents a decrease in earnings per share, on a diluted basis, of $.21, or 26.3%, from $.80 to $.59. Return on average equity for the six months ended June 30, 2008 was 7.47%, while return on average assets was .69%, compared to 10.73% and 1.03%, respectively, for the same period in 2007. The decrease was partially related to increased provisions for loan losses, noninterest expenses associated with the purchase of six bank branches and the opening of one de novo branch, partially offset by increased profitability in the mortgage segment and growth in service charge income on deposit accounts.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended June 30, 2008 were $.35 as compared to $.44 for the same quarter a year ago and $.29 for the quarter ended December 31, 2007. Additionally, cash basis return on average tangible equity for the quarter ended June 30, 2008 was 12.64% as compared to 16.91% in the prior year’s second quarter and 10.93% for the quarter ended December 31, 2007.

NET INTEREST INCOME

The targeted Federal funds rate was lowered to 2.00% on April 30, 2008 by the Federal Open Market Committee (“FOMC”) of the Federal Reserve Board of Governors and remained unchanged at the following meeting on June 25th. This marked the first time since September 2007 that the targeted Federal funds rate was not lowered at an FOMC meeting. The previous declines in the targeted Federal funds rate resulted in the immediate repricing of the Company’s loans tied to prime, which represent approximately one-third of the loan portfolio, and a resulting reduction in yields on earning assets.

On a linked quarter basis, net interest income increased $703 thousand, or 3.7%, to $19.8 million. The tax-equivalent net interest margin improved 7 basis points from 3.85% to 3.92% over the most recent quarter. This improvement was partially attributable to a faster decline in the cost of interest-bearing liabilities as compared to the decline in yields on interest-earning assets as well as increases in demand deposit accounts. Interest-earning asset yields declined 41 basis points to 6.48% and the cost of interest-bearing liabilities declined 54 basis points to 2.96%. Additionally, total average earning-asset volumes of $33.6 million was funded by interest-bearing deposits and demand deposits as opposed to wholesale borrowings.

For the three months ended June 30, 2008, net interest income, on a tax-equivalent basis, increased $691 thousand, or 3.5%, to $20.6 million compared to the same period last year. This increase in net interest income, was achieved despite a decline in the net interest margin of 28 basis points, from 4.20% to 3.92%. This decline was partially attributable to faster declines in yields on earning-assets as compared to costs on interest-bearing liabilities. Yields on earning-assets declined 106 basis points and the cost of interest-bearing liabilities declined 97 basis points. Of the increase in funding sources, average money market volumes increased $53.5 million, or 34.7%, as did interest-bearing checking account volume, up $19.9 million, or 9.6%, partially offset by lower demand deposit volumes.

For the six months ended June 30, 2008, net interest income, on a tax-equivalent basis, increased by $1.7 million, or 4.5%, to $40.6 million compared to the same period last year. This increase in net interest income was achieved despite a decline in the net interest margin of 25 basis points, from 4.14% to 3.89%. This decline was partially attributable to lower yields on earning-assets as compared to costs of interest-bearing liabilities. Yields on earning-assets declined 81 basis points and the cost of interest-bearing liabilities declined 70 basis points.

For comparative purposes the following occurred during the first and second quarters of 2007. For the six months ended June 30, 2007, approximately $8.0 million ($6.2 million during the first quarter of 2007) of investment securities were called by the issuers resulting in gains of $508 thousand ($301 thousand during the first quarter of 2007). The proceeds from these calls plus additional funds were used to pay off approximately $15.0 million of higher cost (6.3%) Federal Home Loan Bank advances. Penalties of approximately $513 thousand ($316 thousand during the first quarter of 2007) associated with the early payoff of these advances have been reflected as an interest expense adjustment in the net interest margin for the six months ended June 30, 2007. Absent this interest expense adjustment, net interest margin would have been 4.20%, instead of 4.14%, for the six months ending June 30, 2007.

LOAN LOSS PROVISION/ASSET QUALITY

Nationally, industry concerns over asset quality have increased due in large part to issues related to subprime mortgage lending, declining real estate activity and general economic concerns. While the Company has experienced reduced residential real estate activity, the markets in which the Company operates remain relatively stable and there has been no significant deterioration in the quality of the Company’s loan portfolio. The Company’s loan portfolio does not include exposure to subprime mortgage loans. Residential loan demand has moderated somewhat, but the Company is still experiencing continued loan demand, particularly in commercial real estate. New loan opportunities in the commercial real estate sector are being approached deliberately. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate, and adjust the allowance for loan losses accordingly.

Despite increasing industry concerns over credit issues, the Company’s asset quality remains strong. Net charge-offs were $478 thousand, or 0.11% of loans, for the quarter ended June 30, 2008, compared to net charge-offs of $88 thousand in the same quarter last year and $484 thousand for the quarter ended March 31, 2008. As of June 30, 2008, total past due loans were $11.7 million, or 0.64%, of total gross loans representing an increase of 0.20% from June 30, 2007. At June 30, 2008, nonperforming assets totaled $12.9 million, including a single credit relationship totaling $7.1 million. Excluding the aforementioned single credit relationship, total nonperforming assets increased $4.5 million since June 30, 2007. Of this increase, $2.1 million occurred during the second quarter ended June 30, 2008, due primarily to one commercial relationship operating in a construction-related industry.

For the quarter ended June 30, 2008, the provision for loan losses increased $1.5 million from June 30, 2007. On a linked quarter basis, the provision for loan losses increased $76 thousand as compared to the first quarter of 2008. The provision for loan losses increased $3.8 million for the six months ending June 30, 2008. During the first quarter of 2007, the Company recaptured $750 thousand in provision for loan losses due to the reduction in the estimated loss exposure on a non-performing loan to a single credit relationship. Absent this recapture, the increase in the provision for loan losses was $3.1 million. The increases in the provision for loan losses and the current levels in the allowance for loan losses reflect continued loan growth, net-charge offs, delinquency trends and uncertainty with regard to general economic and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The Company entered into a workout agreement with the borrower in the aforementioned single credit relationship during March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.6 million as of December 31, 2006 to $7.9 million, and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status, further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. This balance has been further reduced, due to payments from the borrower, to $7.1 million at June 30, 2008. Despite the lengthy nature of this workout, the Company continues to work with the borrower toward a resolution of the affiliated loans and anticipates this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

NONINTEREST INCOME

Noninterest income for the three months ended June 30, 2008 increased $1.4 million, or 23.2%, from $6.2 million to $7.6 million compared to last year’s same quarter. This increase reflected higher mortgage segment income from the sale of loans of approximately $1.1 million and increased revenue from service charges on deposit accounts (primarily overdraft and returned check charges of $412 thousand), from the same quarter a year ago.

On a linked quarter basis, noninterest income increased $308 thousand, or 4.2%, to $7.6 million from $7.3 million for the quarter ended March 31, 2008. These results included $209 thousand related to higher service charges on deposit accounts and fees (brokerage fees, debit card and ATM fees). During the first quarter of 2008, appropriation of Company owned real estate by the Commonwealth of Virginia for a public domain easement resulted in a gain of $127 thousand. Also, the initial public offering of Visa, Inc. common stock during March 2008 resulted in the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. As a result, the Company recorded a gain of $198 thousand related to this redemption of Visa, Inc. common stock. Absent these first quarter transactions and gains on mortgage loan sales, noninterest income increased approximately $444 thousand, or 10.8%, from the quarter ended March 31, 2008.

For the six months ended June 30, 2008, noninterest income increased $2.6 million, or 20.8%, to $15.0 million from $12.4 million for the same period in 2007. This increase included higher gains from the sale of mortgage loans of approximately $1.7 million and increased revenue of $806 thousand from service charges on deposit accounts, from the same period a year ago. During the first six months of 2008, the Company recorded a gain of $127 thousand for a public domain easement and a gain of $198 thousand related to the redemption of Visa common stock as described above. During the same period in 2007, the Company recorded a gain of $508 thousand on the sale of trust preferred securities. Absent these gain transactions, noninterest income increased $2.8 million, or 23.2%, compared to the same period in 2007.

Additionally, the noninterest income associated with the purchase of six bank branches, effective September 7, 2007, and the opening of one de novo bank branch did not exist at the time of June 30, 2007 for comparative purposes. During the first six months of 2008, these branches contributed $196 thousand toward the increase in consolidated service charges on deposit accounts. Absent the noninterest income associated with the purchase of six bank branches, the opening of one de novo bank branch, mortgage segment income, current and prior period gains, noninterest income increased approximately $841 thousand, or 11.3%.

NONINTEREST EXPENSE

Noninterest expense for the three months ended June 30, 2008 increased $2.4 million, or 13.4%, to $20.0 million over last year’s same period. This increase primarily related to the acquisition of six bank branches, the opening of one de novo bank branch and mortgage segment operations. The acquisition of six bank branches occurred during the third quarter of 2007 and is not in the comparative results as of June 30, 2007. Salaries and benefits increased $1.7 million for the three months ended June 30, 2008 as compared to the same period a year ago. Of this increase, $707 thousand was at the mortgage segment and related to commissions on increased loan production and $358 thousand related to employees at the acquired six bank branches and the de novo branch. The remaining increase of $596 thousand related to normal compensation increases and benefits on organic growth partially offset by lower profit sharing expenses. Occupancy expenses increased $297 thousand of which $156 thousand related to the six branches and the de novo branch. Furniture and equipment expenses increased $116 thousand of which $74 thousand related to the six branches and the de novo branch. Other operating expenses increased $294 thousand of which $90 thousand related to the six branches and de novo branch. Absent the six branches, the de novo branch and mortgage segment operations the increase in noninterest expense increased approximately $926 thousand, or 5%, over the same quarter a year ago.

On a linked quarter basis, noninterest expense increased by $101 thousand, or .5%, to $20.0 million for the three months ended June 30, 2008. Increases in salaries and benefits of $219 thousand, or 2.0%, were primarily attributable to increased mortgage segment commissions as well as normal compensation increases. Increased costs in media and print production expenses of $113 thousand related to the Company’s advertising campaigns (i.e., 3.00% money market campaign) during the second quarter of 2008. Also during the second quarter, the Company recorded a $185 thousand increase in its Federal Deposit Insurance Corporation (“FDIC”) insurance assessment due to credits related to prior periods and an overall increase in insurance assessments. Absent merger related expenses and mortgage segment operations, noninterest expenses increased $169 thousand, or 1%, over the prior quarter.

For the six months ended June 30, 2008, noninterest expense increased by $4.3 million, or 12.2%, to $40.0 million compared to the six months ended June 30, 2007. Increases in salaries and benefits of $2.8 million, or 14.2%, were primarily attributable to increased mortgage segment commissions of $1.1 million as well as additional personnel in acquired and de novo bank branches and normal compensation increases. Occupancy expenses increased $614 thousand, or 21.8%, and were principally attributable to increased facilities costs associated with the Company’s new operations center and the acquired and de novo bank branches. Some of these increased costs included depreciation, rental expenses and to a lesser extent, utility costs. Operating expenses increased $746 thousand, or 6.8%, and principally related to ongoing infrastructure enhancements to support the Company’s continued growth, advertising campaigns and higher FDIC insurance costs as described above. Infrastructure enhancements included such things as Voice-over Internet Protocol and the associated hardware and software to support this technology. Of this increase, approximately $239 thousand related to conversion costs incurred as part of merging affiliate banks. Prosperity Bank & Trust was merged into Union Bank and Trust Company during the first quarter of 2008. Bay Community Bank will be merged into Union Bank and Trust Company during the fourth quarter of 2008. Furniture and equipment expenses increased $200 thousand, or 8.7%, and were attributable to the related depreciation of the purchased branches, one de novo bank branch and the new operations center.

The noninterest expense associated with the purchase of six bank branches and the opening of one de novo bank branch did not exist at the time of June 30, 2007 reporting for comparative purposes. During the first six months of 2008, these branches contributed $736 thousand toward the increase in salaries and benefits, $312 thousand in occupancy expenses, $207 thousand in other operating expenses and $153 thousand in furniture and equipment. Without the contribution of noninterest expenses associated with the purchase of six bank branches, the opening of one de novo bank branch, merger related costs and mortgage segment operations, noninterest expense increased $1.3 million, or 3.9%.

BALANCE SHEET

At June 30, 2008, total assets were approximately $2.4 billion compared to $2.2 billion and $2.3 billion at June 30, 2007 and December 31, 2007, respectively. Net loans increased $184.1 million, or 11.4%, from June 30, 2007, and increased $73.6 million, or 4.3% from December 31, 2007. Total cash and cash equivalents increased $11.4 million to $66.8 million at June 30, 2008 from $55.4 million a year ago, and increased $8.6 million from $58.3 million at December 31, 2007. Deposits increased $138.7 million, or 8.4%, and increased $127.3 million, or 7.7%, from June 30, 2007 and December 31, 2007, respectively, primarily due to increases in money market accounts and the issuance of approximately $40 million in brokered certificates of deposit in the first quarter of 2008. Total borrowings (including repos) decreased by $36.2 million to $376.5 million from December 31, 2007, but increased $80.8 million from June 30, 2007. The Company’s equity to assets ratio was 8.91% at June 30, 2008. The Company’s current strategic plan includes a targeted equity to asset ratio between 8% and 9%.

While not immune from the effects of weakening economic conditions, the Company remains focused on maintaining adequate levels of liquidity and capital during this challenging environment, and believes its risk management in underwriting and lending is sound in order to successfully weather this stressed period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

For the three months ended June 30, 2008, the mortgage segment reported net income of $88 thousand, a $251 thousand increase from $163 thousand net loss for the same quarter in 2007. Originations increased 32.8% from the same period last year, resulting in an increase in loan revenue of $1.1 million due to strong purchase loan growth within core market areas. Total noninterest expenses increased $765 thousand. Of this increase, $707 thousand related to salaries and benefits, a function of increased commission expense as a result of higher loan originations. Other operating expenses increased $14 thousand principally as a result of the addition of new branch offices since the same period last year.

On a linked quarter basis, mortgage segment net income improved by $118 thousand from a net loss of $30 thousand in the first quarter of 2008 to net income of $88 thousand. Revenue from the sale of loans increased $190 thousand, or 6.3%, while originations rose 16.4%. Salaries and benefits increased $187 thousand correlating to the increase in originations. Operating expenses and furniture and equipment expenses both decreased $50 thousand and $14 thousand, respectively, from the prior quarter. The decline in operating expenses related primarily to cost savings measures implemented during the prior quarter. Occupancy expenses increased $12 thousand due to higher maintenance costs and credits received in the previous quarter.

For the six months ended June 30, 2008, mortgage segment net income increased by $360 thousand from a net loss of $302 thousand to net income of $58 thousand. Revenue from the sale of loans increased $1.7 million, or 38%, while originations rose 22.5% as loan profit margins improved due to consumer demand for more profitable loan products. Salaries and benefits increased $1.1 million and principally due to expenses related to increased loan originations. Operating and occupancy costs increased $75 thousand and $73 thousand, respectively, while furniture and equipment costs increased $28 thousand. These costs were largely driven by origination growth and additions to the branch office network.

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ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (38 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the cities of Fredericksburg and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester) and Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton). Union Bank and Trust Company also operates a loan production office in Manassas. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives)

such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/08	06/30/07	03/31/08	06/30/08	06/30/07
Results of Operations
Interest and dividend income	$33,308	$35,129	$34,870	$68,178	$68,756
Interest expense	13,480	15,908	15,745	29,225	31,375

Net interest income	19,828	19,221	19,125	38,953	37,381
Provision for (recapture of) loan losses	1,676	190	1,600	3,276	(545)

Net interest income after provision for loan losses	18,152	19,031	17,525	35,677	37,926
Noninterest income	7,656	6,212	7,348	15,004	12,421
Noninterest expenses	20,034	17,666	19,933	39,967	35,625

Income before income taxes	5,774	7,577	4,940	10,714	14,722
Income tax expense	1,441	1,936	1,288	2,729	3,933

Net income	$4,333	$5,641	$3,652	$7,985	$10,789

Interest earned on loans (FTE)	$29,857	$31,760	$31,389	$61,246	$61,721
Interest earned on securities (FTE)	4,248	3,934	4,220	8,467	8,007
Interest earned on earning assets (FTE)	34,127	35,864	35,671	69,797	70,211
Net interest income (FTE)	20,647	19,956	19,925	40,572	38,835
Interest expense on certificates of deposit	9,025	10,621	10,267	19,292	21,020
Interest expense on interest-bearing deposits	10,676	12,040	11,735	22,411	23,900
Core deposit intangible amortization	487	457	486	973	915
Net income - community bank segment	$4,245	$5,804	$3,682	$7,927	$11,091
Net income - mortgage segment	88	(163)	(30)	58	(302)

Key Performance Ratios
Return on average assets (ROA)	0.74%	1.06%	0.64%	0.69%	1.03%
Return on average equity (ROE)	8.10%	11.07%	6.85%	7.47%	10.73%
Efficiency ratio	72.89%	69.46%	75.30%	74.07%	71.53%
Efficiency ratio - community bank segment	69.77%	65.47%	71.96%	70.85%	67.62%
Net interest margin (FTE)	3.92%	4.20%	3.85%	3.89%	4.14%
Yields on earning assets (FTE)	6.48%	7.54%	6.89%	6.68%	7.49%
Cost of interest-bearing liabilities (FTE)	2.96%	3.93%	3.50%	3.23%	3.93%
Noninterest expense less noninterest income / average assets	2.12%	2.16%	2.19%	2.16%	2.22%

Per Share Data
Earnings per share, basic	$0.32	$0.42	$0.27	$0.59	$0.81
Earnings per share, diluted	0.32	0.42	0.27	0.59	0.80
Cash basis earnings per share, diluted	0.35	0.44	0.29	0.64	0.85
Cash dividends paid	0.185	0.180	0.185	0.370	0.355
Market value per share	14.89	23.20	19.37	14.89	23.20
Book value per share	15.81	15.28	15.94	15.81	15.28
Tangible book value per share	10.84	10.54	10.92	10.84	10.54
Price to earnings ratio, diluted	11.57	13.74	17.84	12.55	14.38
Price to book value ratio	0.94	1.52	1.22	0.94	1.52
Weighted average shares outstanding, basic	13,469,589	13,332,263	13,446,973	13,457,911	13,319,455
Weighted average shares outstanding, diluted	13,506,929	13,412,933	13,486,060	13,496,874	13,411,830
Shares outstanding at end of period	13,503,853	13,369,409	13,438,334	13,503,853	13,369,409

Financial Condition
Assets	$2,395,930	$2,166,914	$2,362,083	$2,395,930	$2,166,914
Loans, net of unearned income	1,823,706	1,636,345	1,793,816	1,823,706	1,636,345
Earning Assets	2,147,877	1,935,522	2,123,358	2,147,877	1,935,522
Goodwill	56,474	51,881	56,474	56,474	51,881
Core deposit intangibles, net	10,577	11,426	11,064	10,577	11,426
Deposits	1,786,847	1,648,136	1,732,826	1,786,847	1,648,136
Stockholders’ equity	213,475	203,905	214,461	213,475	203,905
Tangible equity	146,424	140,598	146,923	146,424	140,598

	Three Months Ended			Six Months Ended
	06/30/08	06/30/07	03/31/08	06/30/08	06/30/07
Averages
Assets	$2,345,698	$2,131,153	$2,311,704	$2,328,649	$2,108,832
Loans, net of unearned income	1,794,443	1,612,164	1,768,829	1,781,636	1,589,154
Loans held for sale	31,021	22,332	23,613	27,265	21,989
Securities	287,234	266,880	283,754	285,494	271,853
Earning assets	2,116,639	1,906,823	2,083,057	2,099,796	1,889,618
Deposits	1,738,866	1,652,903	1,685,033	1,711,952	1,649,878
Certificates of deposit	922,909	900,573	931,168	926,581	899,281
Interest-bearing deposits	1,461,568	1,367,489	1,418,192	1,439,882	1,369,448
Borrowings	372,073	256,380	390,484	381,279	239,017
Interest-bearing liabilities	1,833,641	1,623,869	1,808,676	1,821,161	1,608,465
Stockholders’ equity	215,223	204,371	214,450	214,836	202,752
Tangible equity	147,937	140,844	146,684	147,311	139,886
Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$20,452	$18,251	$19,336	$19,336	$19,148
Add: Recoveries	88	84	79	167	215
Less: Charge-offs	566	172	563	1,129	465
Add: Provision for loan losses	1,676	190	1,600	3,276	(545)

Ending balance of allowance for loan losses	$21,650	$18,353	$20,452	$21,650	$18,353

Allowance for loan losses / total outstanding loans	1.19%	1.12%	1.14%	1.19%	1.12%
Nonperforming Assets
Nonaccrual loans	$12,135	$8,232	$9,833	$12,135	$8,232
Other real estate and foreclosed properties	781	217	944	781	217

Total nonperforming assets	12,916	8,449	10,777	12,916	8,449
Loans > 90 days and still accruing	2,481	1,176	1,534	2,481	1,176

Total nonperforming assets and loans > 90 days and still accruing	$15,397	$9,625	$12,311	$15,397	$9,625

Nonperforming assets / total outstanding loans	0.71%	0.52%	0.60%	0.71%	0.52%
Nonperforming assets / allowance for loan losses	59.66%	46.04%	52.69%	59.66%	46.04%
Other Data
Mortgage loan originations	$126,916	$95,578	$109,055	$235,971	$192,814
% of originations that are refinances	36.30%	42.47%	52.80%	44.00%	44.39%
End of period full-time employees	705	650	699	705	650
Number of full-service branches	58	51	58	58	51
Number of community banks (subsidiaries)	4	5	4	4	5
Number of full automatic transaction machines (ATM’s)	147	137	149	147	137
Alternative Performance Measures (1)
Net income	$4,333	$5,641	$3,652	$7,985	$10,789
Plus: Core deposit intangible amortization, net of tax	317	297	316	632	595

Cash basis operating earnings	$4,650	$5,938	$3,968	$8,617	$11,384

Average assets	$2,345,698	$2,131,153	$2,311,704	$2,328,649	$2,108,832
Less: Average goodwill	56,474	51,881	56,474	56,474	50,990
Less: Average core deposit intangibles	10,812	11,646	11,292	11,051	11,876

Average tangible assets	$2,278,412	$2,067,626	$2,243,938	$2,261,124	$2,045,966

Average equity	$215,223	$204,371	$214,450	$214,836	$202,752
Less: Average goodwill	56,474	51,881	56,474	56,474	50,990
Less: Average core deposit intangibles	10,812	11,646	11,292	11,051	11,876

Average tangible equity	$147,937	$140,844	$146,684	$147,311	$139,886

Cash basis earnings per share, diluted	$0.35	$0.44	$0.29	$0.64	$0.85
Cash basis return on average tangible assets	0.82%	1.15%	0.71%	0.77%	1.12%
Cash basis return on average tangible equity	12.64%	16.91%	10.88%	11.76%	16.41%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	June 30, 2008	December 31, 2007	June 30, 2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$62,875	$54,716	$51,474
Interest-bearing deposits in other banks	1,054	662	899
Money market investments	223	303	190
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	90	—	236

Total cash and cash equivalents	66,840	58,279	55,397

Securities available for sale, at fair value	288,150	282,699	270,095

Loans held for sale	32,056	25,248	25,159

Loans, net of unearned income	1,823,706	1,747,820	1,636,345
Less allowance for loan losses	21,650	19,336	18,353

Net loans	1,802,056	1,728,484	1,617,992

Bank premises and equipment, net	77,220	75,741	74,044
Other real estate owned	781	694	217
Core deposit intangibles, net	10,577	11,550	11,426
Goodwill	56,474	56,474	51,881
Other assets	61,776	62,228	60,703

Total assets	$2,395,930	$2,301,397	$2,166,914

LIABILITIES
Noninterest-bearing demand deposits	$294,594	$281,405	$293,736
Interest-bearing deposits:
NOW accounts	218,747	217,809	206,378
Money market accounts	256,297	156,576	148,527
Savings accounts	102,420	100,885	106,939
Time deposits of $100,000 and over	433,409	453,243	450,133
Other time deposits	481,380	449,660	442,423

Total interest-bearing deposits	1,492,253	1,378,173	1,354,400

Total deposits	1,786,847	1,659,578	1,648,136

Securities sold under agreements to repurchase	79,980	82,049	76,179
Other short-term borrowings	86,750	200,837	76,769
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	149,500	69,500	82,475
Other liabilities	19,068	17,041	19,140

Total liabilities	2,182,455	2,089,315	1,963,009

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,503,852 shares, 13,438,334 shares, and 13,369,409 shares, respectively.	17,962	17,879	17,790
Surplus	41,811	40,758	39,215
Retained earnings	153,630	152,238	148,222
Accumulated other comprehensive income	72	1,207	(1,322)

Total stockholders’ equity	213,475	212,082	203,905

Total liabilities and stockholders’ equity	$2,395,930	$2,301,397	$2,166,914

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Interest and dividend income:
Interest and fees on loans	$29,725	$31,642	$60,989	$61,492
Interest on Federal funds sold	1	122	29	385
Interest on deposits in other banks	6	12	14	27
Interest on money market investments	—	1	1	2
Interest on other interest-bearing deposits	15	35	40	69
Interest and dividends on securities:
Taxable	2,288	2,173	4,577	4,505
Nontaxable	1,273	1,144	2,528	2,276

Total interest and dividend income	33,308	35,129	68,178	68,756

Interest expense:
Interest on deposits	10,676	12,039	22,411	23,899
Interest on Federal funds purchased	96	262	264	568
Interest on short-term borrowings	1,001	1,211	3,037	1,967
Interest on long-term borrowings	1,707	2,396	3,513	4,941

Total interest expense	13,480	15,908	29,225	31,375

Net interest income	19,828	19,221	38,953	37,381
Provision for (recapture of) loan losses	1,676	190	3,276	(545)

Net interest income after provision for loan losses	18,152	19,031	35,677	37,926

Noninterest income:
Service charges on deposit accounts	2,329	1,917	4,449	3,643
Other service charges, commissions and fees	1,713	1,557	3,181	3,001
Gains on securities transactions, net	5	207	28	508
Gains on sales of loans	3,179	2,132	6,177	4,476
Gains (losses) on sales of other real estate and bank premises, net	(2)	(6)	135	(9)
Other operating income	432	405	1,034	802

Total noninterest income	7,656	6,212	15,004	12,421

Noninterest expenses:
Salaries and benefits	11,279	9,618	22,339	19,557
Occupancy expenses	1,719	1,422	3,427	2,813
Furniture and equipment expenses	1,232	1,116	2,497	2,297
Other operating expenses	5,804	5,510	11,704	10,958

Total noninterest expenses	20,034	17,666	39,967	35,625

Income before income taxes	5,774	7,577	10,714	14,722
Income tax expense	1,441	1,936	2,729	3,933

Net income	$4,333	$5,641	$7,985	$10,789

Earnings per share, basic	$0.32	$0.42	$0.59	$0.81

Earnings per share, diluted	$0.32	$0.42	$0.59	$0.80

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended June 30,
	2008			2007			2006
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$177,859	$2,289	5.18%	$169,359	$2,174	5.15%	$196,286	$2,544	5.20%
Tax-exempt	109,375	1,959	7.20%	97,521	1,760	7.24%	88,539	1,614	7.31%

Total securities	287,234	4,248	5.95%	266,880	3,934	5.91%	284,825	4,158	5.85%
Loans, net (2) (3)	1,794,443	29,408	6.59%	1,612,164	31,401	7.81%	1,493,093	28,012	7.53%
Loans held for sale	31,021	449	5.82%	22,332	359	6.45%	29,513	440	5.98%
Federal funds sold	240	1	2.16%	1,802	122	5.49%	14,266	285	5.01%
Money market investments	152	—	0.01%	146	1	1.72%	115	—	1.57%
Interest-bearing deposits in other banks	951	5	2.29%	901	12	5.21%	1,044	12	4.45%
Other interest-bearing deposits	2,598	16	2.42%	2,598	35	5.39%	2,598	32	4.91%

Total earning assets	2,116,639	34,127	6.48%	1,906,823	35,864	7.54%	1,825,454	32,939	7.24%

Allowance for loan losses	(20,746)			(18,306)			(18,538)
Total non-earning assets	249,805			242,636			220,365

Total assets	$2,345,698			$2,131,153			$2,027,281

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$228,009	362	0.64%	$208,068	334	0.64%	$211,017	201	0.38%
Money market savings	207,603	1,149	2.23%	154,105	885	2.30%	180,201	996	2.22%
Regular savings	103,047	140	0.54%	104,743	200	0.76%	124,880	289	0.93%
Certificates of deposit:
$100,000 and over	439,298	4,348	3.98%	448,728	5,535	4.95%	371,493	4,071	4.40%
Under $100,000	483,611	4,677	3.89%	451,845	5,086	4.51%	396,729	3,763	3.80%

Total interest-bearing deposits	1,461,568	10,676	2.94%	1,367,489	12,040	3.53%	1,284,320	9,320	2.91%
Other borrowings	372,073	2,804	3.03%	256,380	3,868	6.05%	232,639	3,057	5.27%

Total interest-bearing liabilities	1,833,641	13,480	2.96%	1,623,869	15,908	3.93%	1,516,959	12,377	3.27%

Noninterest-bearing liabilities:
Demand deposits	277,298			285,414			305,654
Other liabilities	19,536			17,499			12,656

Total liabilities	2,130,475			1,926,782			1,835,269
Stockholders’ equity	215,223			204,371			192,012

Total liabilities and stockholders’ equity	$2,345,698			$2,131,153			$2,027,281

Net interest income		$20,647			$19,956			$20,562

Interest rate spread (4)			3.52%			3.61%			3.97%
Interest expense as a percent of average earning assets			2.56%			3.35%			2.72%
Net interest margin			3.92%			4.20%			4.52%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Foregone interest on previously charged off credits of $76 thousand has been excluded for 2006.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2008			2007			2006
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$177,298	$4,577	5.19%	$175,324	$4,505	5.18%	$181,954	$4,718	5.23%
Tax-exempt	108,196	3,890	7.23%	96,529	3,502	7.32%	83,246	3,064	7.42%

Total securities	285,494	8,467	5.96%	271,853	8,007	5.94%	265,200	7,782	5.92%
Loans, net (2) (3)	1,781,636	60,520	6.83%	1,589,154	61,061	7.75%	1,441,622	52,764	7.38%
Loans held for sale	27,265	726	5.35%	21,989	660	6.05%	26,649	856	6.48%
Federal funds sold	1,592	29	3.66%	2,801	385	5.47%	8,106	318	4.88%
Money market investments	194	1	0.63%	205	2	1.97%	103	1	2.46%
Interest-bearing deposits in other banks	1,017	14	2.68%	1,018	27	5.27%	854	18	4.34%
Other interest-bearing deposits	2,598	40	3.12%	2,598	69	5.36%	2,598	60	4.65%

Total earning assets	2,099,796	69,797	6.68%	1,889,618	70,211	7.49%	1,745,132	61,799	7.14%

Allowance for loan losses	(20,180)			(18,704)			(17,936)
Total non-earning assets	249,033			237,918			196,811

Total assets	$2,328,649			$2,108,832			$1,924,007

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$223,131	736	0.66%	$207,137	$652	0.63%	$203,147	382	0.38%
Money market savings	187,817	2,075	2.22%	158,008	1,802	2.30%	180,418	2,006	2.24%
Regular savings	102,353	308	0.60%	105,022	426	0.82%	120,267	549	0.92%
Certificates of deposit:
$100,000 and over	444,711	9,420	4.26%	447,017	10,942	4.94%	356,284	7,534	4.26%
Under $100,000	481,870	9,872	4.12%	452,264	10,078	4.49%	386,247	7,062	3.69%

Total interest-bearing deposits	1,439,882	22,411	3.13%	1,369,448	23,900	3.52%	1,246,363	17,533	2.84%
Other borrowings	381,279	6,814	3.59%	239,017	7,476	6.31%	204,037	5,086	5.03%

Total interest-bearing liabilities	1,821,161	29,225	3.23%	1,608,465	31,376	3.93%	1,450,400	22,619	3.14%

Noninterest-bearing liabilities:
Demand deposits	272,070			280,430			273,480
Other liabilities	20,582			17,185			13,038

Total liabilities	2,113,813			1,906,080			1,736,918
Stockholders’ equity	214,836			202,752			187,089

Total liabilities and stockholders’ equity	$2,328,649			$2,108,832			$1,924,007

Net interest income		$40,572			$38,835			$39,180

Interest rate spread (4)			3.45%			3.56%			4.00%
Interest expense as a percent of average earning assets			2.80%			3.35%			2.61%
Net interest margin			3.89%			4.14%			4.53%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Foregone interest on previously charged off credits of $196 thousand has been excluded for 2006.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.